Exhibit 99.1

News Release

For Immediate Release	CONTACT: Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS

ANNOUNCES RETIREMENT OF CHAIRMAN CAROL AMMON

Roger Kimmel is Appointed Chairman

CHADDS FORD, Pa., April 9, 2007 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today announced that Carol A. Ammon, Founder and Chairman of the Board, has informed the company that she has decided to retire, effective May 30, 2007, from her position as Endo’s Chairman to devote more time to her philanthropic activities, and accordingly, will not run for re-election to the company’s board of directors. The company also announced that Roger H. Kimmel, an independent director of Endo since 2000, has been appointed by the board to serve as Chairman, effective May 30, 2007.

Ammon began her career in 1973 as an associate research scientist at the Endo subsidiary of E.I Du Pont de Nemours and Company and rose to the position of President of U.S. Pharmaceuticals of The DuPont Merck Pharmaceuticals Company. She formed Endo as an independent company in 1997 when she and two other colleagues purchased the Endo line of products from DuPont Merck for $277 million. Over the past ten years Endo’s success has resulted in creating a workforce of more than 1,000 people, a portfolio of on-market products with net sales currently estimated to be in excess of $1 billion in 2007, a balanced development pipeline with five mid- to late-stage compounds, and a nearly 14-fold increase in market value to approximately $4 billion.

“Carol Ammon has been an inspiration to us all,” said Peter A. Lankau, President and Chief Executive Officer. “She had a clear vision and achieved that goal through perseverance, commitment and an overriding passion for making a difference in the lives of patients with pain. Thanks to her foresight, courage and leadership, Endo has become the market leader in pain management, and all of us at Endo owe Carol a tremendous debt of gratitude. Simply put, without Carol, there would be no Endo. I know I speak for all of my colleagues in wishing her a happy and healthy retirement.”

Lankau noted that Roger Kimmel brings a wealth of corporate experience and leadership skills to the position of Chairman. “I have known and worked with Roger since I joined Endo in 2000. He is decisive, analytical and an independent thinker, qualities that have served the Endo board well during his tenure. I look forward to working with him as Endo embarks on the next phase of its growth.”

“I can take this step because I am extremely confident in the Endo board, senior management and our employees as I move forward to the next phase of my life,” said Ammon. “I am most grateful for the time, energy and hard work that all our employees have contributed to the company. While Endo has enjoyed enormous growth over these past ten years, I am convinced that the company is still in the early stages of its growth cycle, and is well on its way to even greater success.”

In 2005, Ammon retired as Chief Executive Officer but remained as Chairman of the Board of Endo. In February 2002, Ammon was appointed Chairman of the Board in addition to her then current roles of President and Chief Executive Officer.

Roger Kimmel is vice chairman of Rothschild Inc., an investment bank, a position he has held since 2001. Previously, Kimmel was a partner of the law firm of Latham & Watkins, where he focused on mergers and acquisitions, capital markets and corporate governance matters. He is a member of Endo’s Audit Committee and chair of Endo’s Nominating & Governance Committee. He is also a Director of Schiff Nutrition International, Inc. and a member of the Board of Trustees of the University of Virginia Law School Foundation. He has also served on numerous public company boards. Kimmel had been one of the founders of Algos Pharmaceutical Corporation, a company that Endo acquired in 2000. Kimmel holds a J.D. from the University of Virginia School of Law and a B.A. from the George Washington University.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non- historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre- clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form 10-K filed with the SEC on March 1, 2007. Readers should evaluate any statement in light of these important factors.

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